Exhibit 99.3

Morningstar and PitchBook:

Acquisition Fact Sheet

On October 14, 2016, Morningstar, Inc., a leading provider of independent investment research, announced a definitive agreement to acquire PitchBook Data, Inc., which provides the industry’s most comprehensive information on venture capital, private equity, and mergers and acquisitions.

Transaction Details

Morningstar will pay approximately $180 million in cash for the remaining 80% of the company that it does not already own (based on a total company value of $225.0 million). Morningstar will fund the acquisition by expanding its existing revolving credit facility.

Expected Closing

Fourth quarter of 2016, subject to customary closing conditions.

Key Benefits of Combined Company

           We share a common goal of bringing transparency to the investment landscape and the same dedication to operational excellence, customer service, and innovation. Both Morningstar and PitchBook are rooted in investment data and have entrepreneurial cultures.

           Data on the private capital markets is difficult to find and often in non-standard formats, and the award-winning PitchBook Platform delivers comprehensive data coverage across the full lifecycle of private market transactions, from fundraising to investments to exits. PitchBook’s data, delivered via a best-in-class user interface, includes the limited partners, investment funds, and service providers involved.

           Data, along with research, has always been Morningstar’s “sweet spot,” underpinning all of our key investment areas. In addition, PitchBook’s database will help accelerate our efforts in equity data (both private and public companies).

           Multi-asset portfolios are becoming the norm, and combining Morningstar’s public company data with PitchBook’s private capital data will give us one of the most comprehensive multi-asset datasets in the industry, helping us better meet the needs of our advisor and asset management clients.

           We’ll gain access to a new client segment (private/institutional investors) but in an area we know well—data and software.

           Joining forces with Morningstar will help PitchBook enter into its next stage of growth, including developing the next-generation version of its award-winning data and software platform, investing in its world-class sales and customer support capabilities, and expanding to reach private capital investors globally.

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Acquisition Fact Sheet

About PitchBook

           Clients served: approximately 1,800

           Key business/products: PitchBook Platform

           Number of employees: approximately 300 (mainly in Seattle, New York, and London)

           Headquarters: Seattle, Washington

           Other operations: The company also has nearly 300 contractors who work in Ukraine and India

           Founder and CEO: John Gabbert

Growth in Sales Bookings ($mil)

High-Level Database Coverage

Companies:	718,000	Investments:	533,000
Pre-venture	124,000	Angel & seed	76,000
Venture capital	85,000	VC deals	158,000
Private equity	88,000	PE deals	108,000
M&A	116,000	Strategic M&A	138,000
Publicly listed	41,000	IPOs & PIPEs	27,000
Other private	317,000	Investors:	162,000
Funds:	35,000	Angels	24,000
Open	7,000	Incubators	2,600
Closed & evergreen	28,000	VC firms	14,000
People:	1,170,000	PE firms	11,000
Service providers:	27,000	Strategic acquirers	105,000
		Limited partners:	23,000

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Morningstar and PitchBook:

Acquisition Fact Sheet

Growth in Client Count

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Acquisition Fact Sheet

Strategic Fit

PitchBook is a strategic fit for Morningstar because it adds an adjacent customer segment (private/institutional investors) and leverages our strength in data and software.

Economic Moat

PitchBook’s sources of moat are similar to Morningstar’s—particularly the intangible assets associated with the value of its best-in-class data in an opaque area with high barriers to entry for gathering historical data.  We believe joining forces will help strengthen the economic moat of both companies.

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Acquisition Fact Sheet

Safe Harbor Statement under the Private Securities Litigation Reform Act of 2005

This fact sheet contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, liability for any losses that result from an actual or claimed breach of our fiduciary duties; failing to maintain and protect our brand, independence, and reputation; failing to differentiate our products and continuously create innovative, proprietary research tools; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; liability related to our storage of personal information related to individuals as well as portfolio and account-level information; compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit rating operations; downturns in the financial sector, global financial markets, and global economy; the effect of market volatility on revenue from asset-based fees; the effect of changes in industry-wide issuance volume from commercial mortgage-backed securities; a prolonged outage of our database, technology-based products and services, or network facilities; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; and trends in the mutual fund industry, including the increasing popularity of passively managed investment vehicles. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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